Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-116998 and No. 333-44977 on Form S-8 and Registration Statements No. 333-110574 and No. 333-126699 on Form S-3 of our report dated March 15, 2005 (January 18, 2006 as to Notes 11, 14, 15, 18 and 20) relating to the consolidated financial statements of NovaStar Financial, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in accounting principle), appearing in this Current Report on Form 8-K of NovaStar Financial, Inc.

/s/ Deloitte & Touche LLP

Kansas City, Missouri

January 19, 2006